Exhibit 99 (a)

For Release: Wednesday, Sept. 20, 2006	Media contact:	Claudia Piccinin 248-813-2942
DELPHI NAMES NEW BOARD MEMBER
     TROY, Mich. – Delphi Corporation has elected Martin E. Welch, 58, to its Board of Directors, effective today. Welch is an executive vice president and chief financial officer (CFO) of United Rentals Inc. (NYSE: URI), an equipment rental company located in Greenwich, Conn. He will serve on Delphi’s Audit Committee. His election fills the vacancy created by the concurrent departure of Dr. Bernd Gottschalk.
     Prior to becoming CFO of United Rentals in 2005, Welch served as director and business advisor to the private equity firm, York Management Services, in Somerset, N.J., since 2002. From 1995 to 2001, Welch served as CFO for Kmart Corporation in Troy, Mich., where he was instrumental in restructuring the company’s balance sheet and strengthening its financial operations. Welch also served as CFO for Federal-Mogul Corporation in Southfield, Mich. from 1991 to 1995 and held various finance positions at Chrysler Corporation from 1982 to 1991, including CFO for Chrysler Canada. Welch began his career at Arthur Young (now Ernst & Young) in 1970.
     Welch received a bachelor of science degree in accounting and a master of business administration degree in finance, both from the University of Detroit Mercy in Detroit. He is a certified public accountant and serves on the board of York portfolio company Northern Group Retail Ltd., and as a member of the Board of Trustees for the University of Detroit Mercy.
     For more information about Delphi, please visit www.delphi.com/media.
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